UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Maritrans Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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In connection with the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc., the following email was sent to the Company employees on October 25, 2006:
Q&A #4
All Employees
Q1. Does the current severance policy outlined in the “Severance Summary Plan Description” apply if employees are laid off in connection with the merger?
A. According to the severance pay policy, if an employee has an involuntary termination in connection with the merger and has not been offered reasonably comparable employment within the new organization or within the OSG organization, then an employee will be eligible for severance.
Q2. Will we be more focused on the spot market or time charters?
A. It’s too early to tell. As we do today, we will continue to monitor the appropriate spot/term balance and adjust as necessary.
Seagoing Employees
Q3. For unlicensed seagoing employees, there was a Maritrans policy in the past where a former employee would be entered into a job pool and was able to claim a future job. Will this policy remain after the merger? Does OSG have a policy like this? Is it too early to tell?
A. The shipping rules remain in place on Maritrans vessels under the current SIU and AMO contracts. If there are any changes to these rules, employees will be notified.
Q4. When it comes to contract negotiations (licensed), will it be the newly constituted Maritrans or OSG that will be speaking with the union(s)?
A. When the master services agreement with the AMO and associated supplements are up for renewal, we intend to negotiate with AMO to renew the agreement. The negotiations will be handled by our labor relations team headed by Norm Gauslow.
Q5. What is the current pay scale for the licensed from OSG and the unlicensed from SIU?
A. We do not have access to that information at the present time.
Q6. Can an employee from Maritrans (AMO) transfer to an OSG vessel that is not affiliated with AMO, or are we restricted to the vessels that are presently owned by Maritrans?
A. There is no procedure at the present time for Maritrans employees to transfer to OSG vessels. However, this will be addressed as we do not want to lose qualified professional mariners.
Q7. Will they have one or more types of contracts for the seagoing personnel?
A. There are presently several contracts in place and that will continue in the future.

Q8. What if one or more of the Maritrans vessels are sold or scrapped, can we transfer to an OSG vessel? If so, would we have to terminate our AMO status and sail non-union?
A. There is no procedure at the present time for Maritrans employees to transfer to OSG vessels. However, this policy will be developed to address this issue. It is recommended that seafarers do not make any hasty career decisions until we have more information regarding any opportunities on OSG vessels.
Q9. If someone had the time to retire from the AMO, could they do that and still sail with OSG on a non-union ship?
A. Contact the AMO Plans office regarding pension plan post retirement employment, as there are plan rules regarding what employment is allowed.
Q10. What is the length of tours on OSG tankers?
A. The coastwise tankers are 75 day tours and international are four month tours.
Q11. At OSG, do the crews stay on the same ship?
A. Senior officers are permanently assigned to tankers, but are moved if necessary.
Shoreside Employees
Q12. Do the business leaders with change in control/severance agreements get the change in control payments if their job is changed but they are still employed?
A. No. Their employment contracts only trigger change in control/severance payments if they are terminated involuntarily or if they voluntarily terminate their employment due to certain circumstances prescribed in the severance agreements.
Q13. What will the official name of the business unit be after the close?
A. The Maritrans name and logo will be retired upon closing, and the business unit will be known as the “US Flag Strategic Business Unit”, part of the Overseas Shipholding Group, Inc.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by Maritrans with the Securities and Exchange Commission, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement when it becomes available.